UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

January 6, 2014
Date of Report (Date of Earliest Event Reported)

UNI-PIXEL, INC.
(Exact Name of Small Business Issuer as Specified in Its Charter)

DELAWARE	75-2926437
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8708 Technology Forest Place, Suite 100 The Woodlands, Texas 77381
(Address of Principal Executive Offices)

(281) 825-4500
(Issuer’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS.

On January 6, 2014, the Company issued a press release announcing that it has rebranded its UniBoss™ flexible printed electronics manufacturing process as Copperhead™. The proprietary roll-to-roll manufacturing process can print patterns of microscopic conductive elements on thin film, with very narrow line widths. The technology has wide-ranging applications, from touch panel and gesture sensors to antenna, EMI shielding and custom circuitry applications.

The Copperhead process produces the company’s line of InTouch Sensors™, a new pro-cap, multi-touch sensor that offers the unique advantages of metal mesh technology. These advantages include higher touch sensitivity, improved touch distinction, better durability, significantly higher conductivity, extensibility to a greater number of sizes and form factors, and faster sensing speeds as compared to standard ITO-based touch technology.

The Copperhead process for InTouch Sensors is also an additive, roll-to-roll, flexible electronics process as compared to traditional subtractive ITO manufacturing. As an additive manufacturing process, Copperhead is inherently more efficient and sustainable. It promises lower production costs, given its lower material costs, fewer steps in the manufacturing process, and a more simplified supply chain.

Along with the rebranding, UniPixel has launched a new corporate website that features Copperhead and InTouch Sensors, as well as Diamond Guard™, its hard-coat resin technology. The site now features expanded content and an updated design to enhance the user experience on both PC and mobile devices. Its new intuitive interface and simple search functionality enables visitors to quickly find a wealth of information about the company’s proprietary technologies, history and industry partners.

The new website provides existing and prospective customers detailed information and supporting materials on the advantages offered by UniPixel’s performance engineered film technology, as well as explore its many potential applications.

The press release is included as Exhibit 99.1 to this Current Report on Form 8-K, incorporated by reference herein, and the description of the press release is qualified in its entirety by reference to such Exhibit.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d)      Exhibits

Exhibit Number	Description

99.1	Press Release dated January 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 6, 2014	By:	/s/ Jeffrey Tomz
		Name:	Jeffrey Tomz
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated January 6, 2014.